As filed with the Securities and Exchange Commission on December 22, 2011

Registration No. 333-66643

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARBITRON INC.

(Exact name of registrant as specified in its charter)

Delaware	52-0278528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9705 Patuxent Woods Drive Columbia, Maryland	21046
(Address of Principal Executive Offices)	(Zip Code)

CERIDIAN CORPORATION EXECUTIVE INVESTMENT PLAN

(Full title of the plans)

Timothy T. Smith

Executive Vice President, Business Development & Strategy

Chief Legal Officer and Secretary

Arbitron Inc.

9705 Patuxent Woods Drive

Columbia, Maryland 21046

(410) 312-8000

(Name, address and telephone number,

including area code, of agent for service)

POST-EFFECTIVE AMENDMENT NO. 1

TERMINATION OF REGISTRATION STATEMENT AND

DEREGISTRATION OF SECURITIES

Prior to March 30, 2001, Ceridian Corporation was a publicly traded company whose principal lines of business were the human resource service businesses, the Comdata business, which provided transaction processing and regulatory compliance services for the transportation industry, and the radio audience measurement business. On March 30, 2001, Arbitron Inc.’s (“Arbitron”) predecessor, Ceridian Corporation, completed a spin-off of its lines of business other than its radio audience measurement business to a newly formed company named “New Ceridian” and changed its name from Ceridian Corporation to Arbitron Inc.

The purpose of this Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-66643 for the Ceridian Corporation Executive Investment Plan (the “Plan”), is to deregister deferred obligations registered for issuance pursuant to the Plan. The Form S-8, which was filed with the Securities and Exchange Commission (the “Commission”) on November 2, 1998, registered securities consisting of certain obligations of Ceridian Corporation to pay compensation deferred by, and discretionary credits awarded to, participants in the Plan. Under the terms of the Plan, officers, non-employee directors and a select group of management employees of Ceridian Corporation and participating affiliates were provided with the opportunity to defer all or a portion of their base salary, annual bonus and eligible long-term bonus. Amounts deferred under the Plan were credited to individual participant accounts and deemed invested in one or more funds selected by the participant. In connection with the spin-off discussed above, the Plan was terminated and thus no additional compensation can be deferred under the Plan. As a result, Arbitron hereby removes from registration any and all deferred obligations that were previously registered under Registration Statement No. 333-66643 and that were not previously deferred or otherwise credited to a participant’s account as of the date hereof, and hereby files this Post-Effective Amendment No. 1 to effect such deregistration and to terminate Registration Statement No. 333-66643.

As there are no securities being registered in this amendment, and the sole purpose of the amendment is to deregister securities, the disclosure requirements under the Securities Act of 1933 and the requirement for exhibits under Regulation S-K are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Maryland, on this 22nd day of December, 2011.

ARBITRON INC.

By:	/s/ WILLIAM T. KERR
William T. Kerr
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM T. KERR William T. Kerr	President, Chief Executive Officer and Director (principal executive officer)	December 22, 2011

/s/ RICHARD J. SURRATT Richard J. Surratt	Executive Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)	December 22, 2011

* Shellye L. Archambeau	Director	December 22, 2011

* David W. Devonshire	Director	December 22, 2011

* John A. Dimling	Director	December 22, 2011

* Erica Farber	Director	December 22, 2011

* Ronald G. Garriques	Director	December 22, 2011

* Philip Guarascio	Director	December 22, 2011

* Larry E. Kittelberger	Director	December 22, 2011

* Luis G. Nogales	Director	December 22, 2011

* Richard A. Post	Director	December 22, 2011

* By:	/s/ TIMOTHY T. SMITH
Timothy T. Smith
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney